Exhibit No. 99.1

For Immediate Release	Contact: Jay Zager
March 10, 2005	(860) 644-1551

GERBER SCIENTIFIC ANNOUNCES FISCAL 2005 THIRD QUARTER RESULTS

SOUTH WINDSOR, CT -- Gerber Scientific, Inc. (NYSE: GRB) today reported a loss for the three months ended January 31, 2005 of $0.02 per diluted share on revenue of $124.8 million compared with a loss of $0.05 per diluted share on revenue of $120.9 million for the three months ended January 31, 2004.

For the nine months ended January 31, 2005, the Company reported a loss of $0.03 per diluted share on revenue of $383.9 million compared with earnings of $0.09 per diluted share on revenue of $380.1 million for the nine months ended January 31, 2004.

Foreign currency translation had the effect of increasing revenue by approximately $5.3 million and $15.2 million in the fiscal 2005 third quarter and first nine months, respectively, over the fiscal 2004 comparable periods.

Included in the results of both the fiscal 2005 third quarter and first nine months were tax benefits of $1.6 million. These benefits were attributable to the favorable impact of permanent tax benefits applied to a year-to-date pre-tax loss.

Gerber Scientific president and chief executive officer, Marc T. Giles said: "During the third quarter we made substantial progress toward completing the business reengineering plans fundamental to our turnaround strategy. While the third quarter is traditionally the weakest quarter in terms of revenue performance, we were able to record a modest operating profit. During the quarter, we completed the relocation of the Gerber Coburn manufacturing facility from Muskogee, Oklahoma to our Connecticut campus, with a reduction of over 150,000 square feet of production space. We anticipate further organization changes in the fourth quarter, primarily in our European operations."

Giles continued: "In addition to recording the modest operating profit, we generated in excess of $7.5 million of cash from operations. This was the sixth consecutive quarter of positive cash generation, with cumulative operating cash flow of about $43 million. As a result of this performance, we have been able to reduce our debt obligations, from about $90 million at May 9, 2003, the date of our refinancing, to $45.2 million at January 31, 2005. We remain committed to carefully managing our cash and to reducing our outstanding obligations as rapidly and prudently as possible."

Giles concluded: "We are encouraged by the long-term prospects for our business and are excited about the many new products that we will be launching in the coming quarters. These products, combined with our focus on continued improvements in our operating fundamentals, should position our company favorably as we move forward."

For additional information, including segment and order entry information, please see our quarterly report on Form 10-Q for the quarter ended January 31, 2005 filed with the Securities and Exchange Commission.

About Gerber Scientific, Inc.

Gerber Scientific, Inc. (http://www.gerberscientific.com) is a leading supplier of sophisticated automated manufacturing systems for sign making and specialty graphics, apparel and flexible materials, and ophthalmic lens processing. Headquartered in South Windsor, Connecticut, the Company operates through four businesses: Gerber Scientific Products, Spandex Ltd., Gerber Technology, and Gerber Coburn.

Forward-looking Statements:

Statements contained in this news release regarding the Company's expected financial condition, revenue, cash flow, operating results, restructuring and other charges, cost savings, operational efficiencies, debt reduction, and other potential benefits of its turnaround initiatives, business strategy and other planned events and expectations are forward-looking statements that involve risks and uncertainties. Actual future results or events may differ from these forward-looking statements. Readers are referred to the documents filed by the Company with the Securities and Exchange Commission, including the Company's quarterly reports on Form 10-Q for the quarters ended July 31, 2004 and October 31, 2004 and its annual report on Form 10-K for the fiscal year ended April 30, 2004, for a discussion of important risks that could cause actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to, delays in the Company's new product development and commercialization, intense competition in markets for each of the Company's operating segments that could affect the Company's pricing decisions and the timing of product introductions, rapid technological advances that could cause the Company's inventory to exceed its needs or become obsolete, the Company's reliance on manufacturers or suppliers to supply inventory to the Company's specifications in a timely manner, non-recurring orders from significant customers, delays caused by facility relocations, the elimination of apparel trade quotas, fluctuations in currency exchange rates that could cause the Company's financial results to be volatile, and compliance with financial covenants associated with the Company's primary credit facilities. The Company expressly disclaims any obligation to update any of these forward-looking statements.
GERBER SCIENTIFIC, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended January 31,		Nine Months Ended January 31,

In thousands (except per share amounts)	2005	2004	2005	2004

Revenue:
Product sales	$ 107,899	$ 104,518	$ 333,848	$ 334,954
Service sales	16,889	16,372	50,042	45,178
	124,788	120,890	383,890	380,132
Costs and Expenses:
Cost of products sold	75,378	70,631	227,757	225,967
Cost of services sold	9,289	9,606	28,634	24,920
Selling, general and administrative	32,461	30,547	100,660	96,294
Research and development	6,509	6,021	18,730	18,647
Restructuring charges	349	1,996	2,594	2,482
	123,986	118,801	378,375	368,310
Operating income	802	2,089	5,515	11,822

Other expense, net	(1,164)	(1,355)	(2,600)	(3,508)
Interest expense	(1,576)	(3,013)	(5,326)	(9,328)

(Loss) before income taxes	(1,938)	(2,279)	(2,411)	(1,014)
(Benefit) for income taxes	(1,557)	(1,134)	(1,639)	(2,994)
Net (loss) earnings	$ (381)	$ (1,145)	$ (772)	$ 1,980
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(Loss) earnings per share of common stock:
Basic	$ (.02)	$ (.05)	$ (.03)	$ .09
Diluted	(.02)	(.05)	(.03)	.09

Average shares outstanding:
Basic	22,263	22,205	22,255	22,190
Diluted	22,263	22,205	22,255	22,378

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES CONSOLIDATED SUMMARY BALANCE SHEETS (Unaudited)
In thousands	January 31, 2005	April 30, 2004
Assets:
Current Assets:
Cash and cash equivalents	$ 4,169	$ 6,371
Accounts receivable, net	83,134	90,453
Inventories	54,965	49,696
Prepaid expenses and other current assets	12,169	11,307
	154,437	157,827
Property, Plant and Equipment, Net	41,459	42,574
Intangible Assets, Net	59,809	59,010
Deferred Income Taxes	22,005	19,738
Other Assets	6,481	7,737
	$ 284,191	$ 286,886
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Liabilities and Shareholders' Equity:
Current Liabilities:
Current maturities of long-term debt	$ 20,704	$ 12,509
Accounts payable	38,755	43,397
Accrued and other liabilities	51,390	46,135
	110,849	102,041
Noncurrent Liabilities:
Long-term debt	24,495	46,512
Other long-term liabilities	23,340	20,731
	47,835	67,243
Shareholders' Equity	125,507	117,602
	$ 284,191	$ 286,886
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